FOURTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This Fourth Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made as of this 11th day of June, 2014 by and among Kable Media Services, Inc., a corporation organized under the laws of the State of Delaware (“Kable”), Kable Distribution Services, Inc., a corporation organized under the laws of the State of Delaware (“Kable Distribution”), Kable Product Services, Inc., a corporation organized under the laws of the State of Delaware (“Kable Product”), Kable News Company, Inc., a corporation organized under the laws of the State of Illinois (“Kable News”), Palm Coast Data Holdco, Inc., a corporation organized under the laws of the State of Delaware (“Palm Holding”), Kable Staffing Resources LLC, a limited liability company organized under the laws of the State of Delaware (“Kable Staffing”), Kable News International, Inc., a corporation organized under the laws of the State of Delaware (“Kable International”), Palm Coast Data LLC, a limited liability company organized under the laws of the State of Delaware (“Palm Coast”), Fulcircle Media, LLC, a Delaware limited liability company (“FulCircle” and, together with Palm Coast, Kable International, Kable Staffing, Palm Holding, Kable News, Kable Product, Kable Distribution, Kable, and any other Person joined as a borrower to the Loan Agreement (as defined below) from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party to the Loan Agreement (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”) and as a Lender.

BACKGROUND

A.           On May 13, 2010, Borrowers and PNC as a Lender and Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, restated, modified, renewed, extended, replaced or substituted from time to time, including, without limitation, as amended by certain modifications and/or waivers contained in that certain (i) Consent Letter dated September 27, 2010, (ii) Consent Letter dated December 29, 2011, (iii) Waiver and Amendment dated July 18, 2012, (iv) First Amendment to Revolving Credit and Security Agreement dated as of October 1, 2012, (v) Second Amendment and Joinder to Revolving Credit and Security Agreement dated as of December 31, 2012, and (vi) Third Amendment to Revolving Credit and Security Agreement dated as of March 29, 2013, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.           (i) Kable Distribution is a party to a Distribution Agreement dated January 3, 2006 with Heinrich Bauer (USA) LLC (“Bauer US”) (as assignee from Heinrich Bauer Verlag Beteiligungs GmbH) (as amended, restated, supplemented or otherwise modified from time to time, the “Main Distribution Agreement”) and a Distribution Agreement for Distribution to Canada Only dated as of January 3, 2006 with Bauer US (as amended, restated, supplemented or otherwise modified from time to time, the “Canada Distribution Agreement” and collectively with the Main Distribution Agreement, the “Distribution Agreements”) and (ii) Palm Coast (as assignee from Fulfillment Corporation of America) is a party to a Services Agreement dated December 1, 1994 with Bauer US (as assignee from Bauer Publishing Company LP) (as amended, restated, supplemented, or otherwise modified from time to time, the “Fulfillment Agreement”).

C.           Borrowers have informed Agent that Kable Distribution, Palm Coast, and AMREP Corporation (“AMREP”) intend to enter into a Settlement Agreement with Bauer US, dated as of June 11, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Settlement Agreement”) pursuant to which the parties will agree to certain amendments to the Distribution Agreements and the Fulfillment Agreement, the issuance by AMREP of certain shares of its common stock to Bauer US and the release by Bauer US of claims it may have against Kable Distribution, Palm Coast, and AMREP, as further set forth in the Settlement Agreement attached hereto on Exhibit A. In addition, Kable Distribution intends to issue a promissory note to AMREP in a principal amount equal to the fair market value of the shares of AMREP common stock issued to Bauer US and the promissory note will be secured by all of the assets of Kable Distribution. The foregoing transactions shall collectively be referred to herein as the “Bauer Settlement”.

D.           Borrowers have requested that Agent and Lenders (i) consent to the Bauer Settlement and (ii) modify certain definitions, terms and conditions in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Section 1             Consent.

(a)          In reliance upon the documentation and information provided to Agent in connection with the Bauer Settlement, and notwithstanding anything to the contrary contained in the Loan Agreement, including, without limitation, Sections 7.4, 7.10, 7.8, and 7.17 of the Loan Agreement, or any other Existing Financing Agreement, upon the Effective Date, Agent and Lenders hereby consent to the Bauer Settlement.

(b)          This consent shall be effective only as to the items set forth in the preceding paragraph. This consent shall not be deemed to constitute a consent to the breach by Borrowers of any covenants or agreements contained in any Existing Financing Agreement with respect to any other transaction or matter. Borrowers agree that the consent set forth in the preceding paragraph (a) shall be limited to the precise meaning of the words as written therein and shall not be deemed (i) to be a consent to, or any waiver or modification of, any other term or condition of any Existing Financing Agreement, or (ii) to prejudice any right or remedy that Agent or Lenders may now have or may in the future have under or in connection with any Existing Financing Agreement other than with respect to the matters for which the consent in the preceding paragraph (a) has been provided. Other than as described in this Amendment, the consent described in the preceding paragraph (a) shall not alter, affect, release or prejudice in any way any Obligations under the Existing Financing Agreements. This consent shall not be construed as establishing a course of conduct on the part of Agent or Lenders upon which the Borrowers may rely at any time in the future. Borrowers expressly waive any right to assert any claim to such effect at any time.

Section 2             Amendments to Loan Agreement

(a)          New Definition. On the Effective Date, the following defined term shall be added to Section 1.2 of the Loan Agreement:

“Bauer Settlement” shall mean the arrangement reflected by that certain Settlement Agreement among Kable Distribution, Palm Coast, and AMREP Corporation dated as of June 11, 2014, and all documents, instruments, and agreements executed in connection therewith, in each case as amended, restated, supplemented, or otherwise modified from time to time.

(b)          Definition. On the Effective Date, the following defined term contained in Section 1.2 of the Loan Agreement shall be amended and restated in its entirety as follows:

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA, plus stock based compensation paid to employees during such period to the extent deducted in calculating EBITDA, plus Restructuring Charges paid during such period to the extent such Restructuring Charges were included in the Restructuring Reserve prior to being paid and were deducted in calculating EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including tax distributions) and dividends to the extent paid in cash during such period to (b) the sum of all Debt Payments made during such period, plus all cash payments made on account of Borrowers’ pension obligations during such period to the extent such payments were not deducted in calculating EBITDA (but excluding up to $2,300,000 of such payments during the period commencing on May 1, 2012 through January 31, 2013), plus payments made to the State of Florida on account of the obligations owing to the State of Florida under the award agreement between Palm Coast and the State of Florida (but excluding such payments made during the period commencing on May 1, 2012 through January 31, 2013 up to the initial amount of the Florida Reserve). For the purpose of calculating the Fixed Charge Coverage Ratio, any gain to Borrowers associated with the Bauer Settlement shall be excluded from the calculation of EBITDA.

(c)          Revolving Advances. On the Effective Date, Section 2.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

2.1           Revolving Advances

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Sections 2.1(b), (c), (d), (e), and (f), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the least of: (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit; (y) 85% of Cash Collections, or (z) an amount equal to the sum of:

(i) up to 75%, subject to the provisions of Section 2.1(d) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) up to 65%, subject to the provision of Section 2.1 (d) and (f) hereof, of Eligible Unbilled Kable Distribution Receivables (the “Kable Distribution Unbilled Receivables Advance Rate” and, together with the Receivables Advance Rate, collectively, the “Advance Rates”), minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) the Florida Reserve, minus

(v) such reserves as Agent may reasonably deem proper and necessary from time to time after the Closing Date; provided that Agent shall provide Borrowers with no less than three (3) Business Days prior written notice of such reserve and the reason therefor; provided, further, that (i) all reserves (including the amount of such reserve) established hereunder shall bear a reasonable relationship to the events, conditions or circumstances that are the basis for such reserve and (ii) the amount of any reserve shall not be duplicative of (a) the amount of any other reserve with respect to the same events, conditions or circumstances or (b) any exclusionary criteria or limitations set forth in the definitions of Eligible Receivable.

The amount derived from the sum of (x) Sections 2.1(a)(z)(i) and (ii) minus (y) Section 2.1 (a)(z)(iii), (iv), and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Reserved.

(c) Reserved.

(d) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion based on Agent’s review of updated field examinations or other Collateral evaluations, it being understood that the amount of any reduction in Advance Rates shall have a reasonable relationship to the event, condition or other matter which is the basis for such reduction. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

(e) Reserved.

(f) Sublimit for Revolving Advances made against Eligible Unbilled Kable Distribution Receivables. The aggregate amount of Revolving Advances at any time outstanding made to Borrowers against Eligible Unbilled Kable Distribution Receivables shall not exceed $4,000,000.

Section 3             Intercreditor Agreement. Notwithstanding anything to the contrary contained in the Intercreditor Agreement or in the Loan Agreement, upon the Effective Date, the Intercreditor Agreement, and all rights and obligations of all parties thereunder (including, without limitation, of Agent, Bauer US, and any Borrower), shall be terminated in its entirety and shall be of no further force and effect.

Section 4             Representations, Warranties and Covenants of Borrowers. Each Borrower hereby represents and warrants to and covenants with the Agent and the Lenders that:

(a)          such Borrower reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that after giving effect to this Amendment all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)          from and after the Effective Date, such Borrower reaffirms all of the covenants contained in the Loan Agreement (as amended hereby), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)          after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)          such Borrower has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officer executing this Amendment on its behalf was similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any material contract or agreement to which it is a party or by which any of its properties are bound; and

(e)          this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 5             Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Effective Date”) (all documents to be in form and substance reasonably satisfactory to Agent and Agent’s counsel):

(a)          Agent shall have received this Amendment fully executed by the Borrowers;

(b)          Agent shall have received a fully executed Subordination Agreement with AMREP;

(c)          Agent shall have received a fully executed Settlement Agreement and all documents, instruments, and agreements relating thereto;

(d)          Agent shall have received resolutions of the board of directors or members, as applicable, of Kable Distribution, Palm Coast, and AMREP approving the terms of the Bauer Settlement;

(e)          Agent shall have received a final copy of each of the Distribution Agreements;

(f)          Agent shall have received copies of the documentation evidencing the merger of Kable Specialty Packaging Services LLC with and into Kable Product;

(g)          All documents, instruments and information required to be delivered hereunder shall be in form and substance reasonably satisfactory to Agent and Agent’s counsel;

(h)          Agent shall have received such other documents as Agent or counsel to Agent may reasonably request; and

(i)          No Default or Event of Default shall have occurred and be continuing, both prior and after giving effect to the terms of this Amendment.

Section 6             Further Assurances. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

Section 7             Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Section 8             Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

Section 9             Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on June 10, 2014, Borrowers were indebted to Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $421,871.43 due on account of Revolving Advances, and $140,573.32 on account of undrawn Letters of Credit, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

Section 10             Miscellaneous

(a)          Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)          Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)          Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)          Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania without regard to provisions of conflicts of law.

(e)          Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or pdf transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

KABLE MEDIA SERVICES, INC.
KABLE DISTRIBUTION SERVICES, INC.
KABLE PRODUCT SERVICES, INC.
KABLE NEWS COMPANY, INC.
KABLE STAFFING RESOURCES LLC
KABLE NEWS INTERNATIONAL, INC.

By:	/s/ Bruce Obdendorf _
Name: Bruce Obendorf
Title: Executive Vice President, Finance

PALM COAST DATA LLC
PALM COAST DATA HOLDCO, INC.
FULCIRCLE MEDIA, LLC

By:	/s/ Peter M. Pizza
Name: Peter M. Pizza
Title: Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]

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PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:	/s/ Jacqueline MacKenzie
Name: Jacqueline MacKenzie
Title: Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]

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